Exhibit 8.1

Subsidiaries of The Registrant

As of March 31, 2014

Wholly-Owned Subsidiaries

1. Harper Capital Inc., a British Virgin Islands company

2. Jiayuan Hong Kong Corporation Limited, a Hong Kong company

3. Miyuan (Shanghai) Information Technology Co., Ltd., a PRC company

4. Beijing Miyuan Information Technology Co., Ltd., a PRC company

Special Purpose Entities and its Subsidiaries Consolidated in the Registrant’s Financial Statement

5. Shanghai Huaqianshu Information Technology Co., Ltd., a PRC company

6. Beijing Huaqianshu Information Technology Co., Ltd., a PRC company

7. Beijing Shiji Xique Information Technology Co., Ltd., a PRC company

8. Shiji Jiayuan Matchmaking Services Center, a PRC company

9. Beijing Aizhenxin Information Technology Co., Ltd., a PRC company